Exhibit 99.1

Contacts:

Brad W. Buss

EVP Finance & Administration and CFO

(408) 943-2754

Joseph L. McCarthy

Director Corporate Communications

(408) 943-2902

FOR IMMEDIATE RELEASE

Cypress Reports Second-Quarter 2011 Results

SAN JOSE, Calif., July 21, 2011 —Cypress Semiconductor Corp. (NASDAQ: CY) today announced second-quarter 2011 results, which included the following highlights and remarks from its president and CEO, T.J. Rodgers.

•	Q2 results at high end of guidance

•	TrueTouch® exceeded expectations on strong mobile phone and tablet ramps

•	Emerging Technologies Division achieved its first $10 million revenue quarter

•	Cash flow from operations increased 33% year-on-year

•	Produced the highest non-GAAP[1] net income since 2000

Fellow shareholders:

Our revenue and earnings for the quarter are given below, compared with the prior-quarter and prior-year results:

	NON-GAAP			GAAP
	Q2 2011	Q1 2011	Q2 2010	Q2 2011	Q1 2011	Q2 2010

Revenue	$254,978	$233,110	$223,024	$254,978	$233,110	$223,024

Gross margin	57.2%	58.1%	59.1%	54.5%	55.2%	56.0%

Pretax margin	24.8%	21.3%	23.6%	10.3%	24.3%	11.6%

Net income	$62,993	$48,483	$48,183	$40,823	$55,374	$19,642

Fully diluted EPS	$0.32	$0.24	$0.24	$0.21	$0.28	$0.10

(In thousands, except per-share data)

Our second-quarter revenue grew 9% sequentially, at the high end of our guidance, and grew 13% sequentially for ongoing operations (net of our Q1 Image Sensor divestiture). Our TrueTouch touchscreen business exceeded our expectations due to strong ramps at leading mobile phone customers and initial production ramps of new tablet products.

CCD, our “PSoC® division,” contributed a record 51% of revenue and grew 21% sequentially. Our overall mobile handset revenues—which are predominantly driven by smartphones—increased 32% sequentially and 197% year-on-year, due not only to revenue from our PSoC-powered TrueTouch touchscreen controllers, but also from our West Bridge® controllers, and our ONS laser navigation solutions. In addition, Cypress’s Emerging Technology Division achieved its first $10 million revenue quarter, led by our Optical Navigation Sensors (ONS) business unit.

Cypress’s non-GAAP1 net income grew 29.9% sequentially, 3.2 times faster than our revenue growth. We remain very focused on driving operating leverage and cash flow.

We have good visibility into Q3 and Q4, especially for our rapidly growing touchscreen controllers and SRAM products. Our book-to-bill for Q2 was 1.09, above our seasonal average, and we ended the first week of the third quarter almost fully booked and with over 50% of the fourth quarter already booked, both well above historical levels. We expect continued revenue and earnings growth in Q3 driven by record touchscreen sales and SRAM growth.

BUSINESS REVIEW

+ Our non-GAAP1 consolidated gross margin for the second quarter was 57.2%, down 0.9 percentage points from the previous quarter due mainly to product and customer mix and higher depreciation due to our S8 capacity expansion. Our GAAP second-quarter consolidated gross margin was 54.5%.

+ Our net inventory dollars at the end of the second quarter were flat relative to Q1, and our days of inventory decreased by 10 days to 87 days, the lowest level in three quarters. Distributor weeks of inventory on hand (which includes in-transit inventory) decreased from 6.5 weeks to 5.7 weeks, the lowest level since 2008.

+ Cash and investments for the second quarter totaled $378 million, an increase of $98 million from the prior quarter, and equivalent to approximately $2.21 per outstanding share. During the quarter, a temporary dip in share price allowed for us to buy back 5.3 million shares of common stock (3.1% of total outstanding shares) for $101.1 million—a price of only $19.02 per share. Since we announced our $600-million stock repurchase program in October 2010, we have repurchased 15.4 million shares through July 3, 2011 and have approximately $300 million left for repurchases.

Our divisional revenue and gross margins are detailed below:

BUSINESS UNIT SUMMARY FINANCIALS (UNAUDITED)

THREE MONTHS ENDED

July 3, 2011

	CCD[2]	DCD[2]	MPD[2]	Core Semi[4]	Emerging Tech.[3]	Consolidated
REVENUE ($M)	131.0	26.3	87.2	244.5	10.5	255.0
Percentage of total revenues	51.4%	10.3%	34.2%	95.9%	4.1%	100.0%

GROSS MARGIN (%)
On a GAAP basis	55.4%	62.4%	53.9%	55.6%	29.2%	54.5%
On a non-GAAP[1] basis	58.0%	65.1%	56.5%	58.2%	31.8%	57.2%

THREE MONTHS ENDED

April 3, 2011

	CCD[2]	DCD[2]	MPD[2]	Core Semi[4]	Emerging Tech.[3]	Consolidated
REVENUE ($M)	107.8	27.4	91.8	227.0	6.1	233.1
Percentage of total revenues	46.2%	11.8%	39.4%	97.4%	2.6%	100.0%

GROSS MARGIN (%)
On a GAAP basis	55.4%	63.3%	54.2%	55.9%	31.8%	55.2%
On a non-GAAP[1] basis	58.2%	66.2%	57.1%	58.7%	34.7%	58.1%

1.	Refer to “Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures” and “Notes to Non-GAAP Financial Measures” following this press release for a detailed discussion of management’s use of non-GAAP financial measures, as well as reconciliations of all non-GAAP financial measures presented in this press release to the most directly comparable GAAP financial measures.
2.	CCD – Consumer and Computation Division; DCD—Data Communications Division; MPD—Memory Products Division.
3.	“Emerging Technology” – Businesses outside our core semiconductor businesses outlined in footnote 4. Includes subsidiaries Cypress Envirosystems and AgigA Tech, as well as the ONS (Optical Navigation System) Business Unit, the China Business Unit and our foundry-support business.
4.	“Core Semiconductor” – Includes CCD, DCD and MPD and excludes “Emerging Technology.”

SECOND-QUARTER 2011 HIGHLIGHTS

+ Cypress shipped its one-billionth PSoC programmable-system-on-chip device on July 19. The device was shipped to General Electric and will be used for a medical application. Cypress began commercial shipments of its PSoC programmable system-on-chip devices in 2002, achieving one of the fastest product ramps in microcontroller history.

+ Cypress announced that Samsung Electronics Company Ltd. has selected the OvationONS™ II optical navigation system for its Android-based Intercept phones.

+ Cypress announced that it is working with NVIDIA, a leader in computation technology, to develop touchscreen implementations for next-generation Android 3.0-based tablets. The designs are based on Cypress’s single-chip TrueTouch solution for large touchscreens and NVIDIA’s high-performance multicore processors.

+ Cypress announced that Fujitsu Limited has selected the TrueTouch touchscreen solution from Cypress to implement the touchscreens in its new F07C, F09C, and F12C mobile phones, to be marketed by NTT Docomo.

+ Cypress unveiled a breakthrough TrueTouch family solution that enables the use of single-layer touchscreens, providing the benefits of capacitive touchscreens at resistive touchscreen prices. Compared to resistive touchscreens, capacitive touchscreens enable a more feature-rich user experience, lower power, and increased reliability and durability. Using a touchscreen with one, rather than two or three conductor layers, greatly reduces cost, making the overall solution ideal for low-end smartphones and feature phones, as well as cameras and GPS systems.

+ Cypress added industry-best waterproofing capabilities to its TrueTouch family of touchscreen products. TrueTouch devices now perform flawlessly in the presence of rain, mist, saltwater, humidity and sweat—conditions under which competing solutions can lock up or register false touches.

+ Clarion Co., Ltd. selected Cypress’s CapSense® touch-sensing solution to drive the dashboard touch panel of the Suzuki MR Wagon. The touch panel houses the main audio controls.

+ Cypress and Redpine Signals, Inc. have jointly developed 802.11 a/b/g/n wireless solutions enabling system engineers to add low-power, single-stream, 802.11n Wi-Fi capability to their PSoC 3- and PSoC 5-based embedded designs with reduced power and a smaller footprint. PSoC 3- and PSoC 5-compatible Wi-Fi expansion board kits (RS-CY8C001-220X) are available on the Redpine website (www.redpinesignals.com).

+ Cypress introduced the industry’s first USB 3.0 (SuperSpeed USB, 5 Gbps) solution for mobile handheld devices. The new West Bridge Benicia™ (CYWB0263) peripheral controller enables “sideloading” onto cell phones at up to 200 MB per second.

+ AgigA Tech Inc.—a subsidiary of Cypress and the leading developer of high-density, battery-free nonvolatile memory solutions—was selected as a Top 100 North America Tech Startup by Red Herring magazine. The Red Herring Top 100 has become a mark of distinction for promising new companies and entrepreneurs. Previous winners include Facebook, Twitter, Google, Yahoo, Skype, Salesforce.com, YouTube, and eBay.

+ Cypress introduced a new family of high-density First-In, First-Out (FIFO) memories. With densities up to 72 Mbits, these HD FIFO devices are the densest available from any source and particularly well-suited for streaming and buffering in HD video and imaging applications.

+ Cypress’s Board of Directors announced a cash dividend. The first quarterly cash dividend of $0.09 per share is payable to common stock shareholders of record at the close of business on June 24, 2011. The dividend will be paid on July 21, 2011.

+ Cypress named Dr. Wilbert van den Hoek to its board of directors. Van den Hoek replaces retiring board member Dr. Evert van de Ven. Van den Hoek is a former chief technical officer at Novellus Systems. He is also a technical advisor to seven high-tech companies, including Cypress.

+ Cypress donated a 75,000-square-foot building on five acres of land to the Second Harvest Food Bank of Santa Clara and San Mateo Counties. Valued at approximately $9 million, the building and land, located in San Jose, Calif., is the largest corporate gift ever made to the Food Bank, enabling it to serve 18 million additional meals per year to the local community. In the dedication address, T.J. Rodgers lamented, “California’s economy has been so mismanaged that a building once holding 400 engineers has now been repurposed as a warehouse storing food for the hungry.”

+ Cypress recently named Weiking and Avnet as its distribution partners of the year. Weikeng, based in China and Taiwan, has helped to build record demand for Cypress’s PSoC solutions. Avnet Electronics Marketing has helped to drive record memory product sales and growth.

ABOUT CYPRESS

Cypress delivers high-performance, mixed-signal, programmable solutions that provide customers with rapid time-to-market and exceptional system value. Cypress offerings include the flagship PSoC® programmable system-on-chip families and derivatives such as PowerPSoC® solutions for high-voltage and LED lighting applications, CapSense® touch sensing and TrueTouch solutions for touchscreens. Cypress is the world leader in USB controllers, including the high-performance West Bridge® solution that enhances connectivity and performance in multimedia handsets. Cypress is also a leader in high-performance memories and programmable timing devices. Cypress serves numerous markets including consumer, mobile handsets, computation, data communications, automotive, industrial and military. Cypress trades on the Nasdaq Global Select Market under the ticker symbol CY. Visit Cypress online at www.cypress.com.

FORWARD-LOOKING STATEMENTS

Statements herein that are not historical facts and that refer to Cypress or its subsidiaries’ plans and expectations for the remainder of fiscal year 2011 and the future are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. We may use words such as “believe,” “expect,” “future,” “plan,” “intend” and similar expressions to identify such forward-looking statements that include, but are not limited to, statements related to the semiconductor market, the strength and growth of our proprietary and programmable products, including our TrueTouch and PSoC product families, our expectations regarding our Q311 revenue and earnings, and the demand and growth in the markets we serve, including touchscreens and SRAM. Such statements reflect our current expectations, which are based on information and data available to our management as of the date of this release. Our actual results may differ materially due a variety of uncertainties and risk factors, including but not limited to the state of and future of the global economy, business conditions and growth trends in the semiconductor market, our ability to enter into new markets with our portfolio of products, whether our products perform as expected, whether the demand for our proprietary and programmable products, including our TrueTouch and PSoC products, is fully realized, whether our product and design wins result in increased sales, customer acceptance of Cypress and its subsidiaries’ products, seasonality in the markets we serve, our ability to achieve lower operating expenses and maintain a solid balance sheet, any impact to sales due to the recent U.S. International Trade Commission ruling in Apple Inc. v. HTC Corp. et al, the actions of our competitors, the behavior of our supply chain, our ability to manage our business to have strong earnings and cash flow leverage, factory utilization, the strength or softness of the markets we serve and whether those markets achieve expected growth, our ability to maintain and improve our gross margins and realize our bookings, our ability to continue to focus on fixed costs, the financial performance of our subsidiaries and Emerging Technology Division, our ability to outgrow the market in revenue once the economy recovers and other risks described in our filings with the Securities and Exchange Commission. We assume no responsibility to update any such forward-looking statements.

Cypress, the Cypress logo, PSoC, CapSense, PowerPSoC, West Bridge, EZ-USB and QDR are registered trademarks of Cypress Semiconductor Corp. Programmable System-on-Chip, TrueTouch, SmartSense, Charger Armor, and PSoC Creator are trademarks of Cypress Semiconductor Corp. All other trademarks or registered trademarks are the property of their respective owners.

CYPRESS SEMICONDUCTOR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	July 3, 2011	January 2, 2011

ASSETS

Cash, cash equivalents and short-term investments (a)	$358,902	$434,261
Accounts receivable, net	170,716	117,726
Inventories, net (b)	104,969	101,763
Property, plant and equipment, net	291,575	260,122
Goodwill and other intangible assets, net	42,561	44,335
Other assets	138,481	114,594

Total assets	$1,107,204	$1,072,801

LIABILITIES AND EQUITY

Accounts payable	$71,423	$59,817
Deferred income	192,000	131,757
Income tax liabilities	51,466	65,461
Other accrued liabilities	130,992	112,873

Total liabilities	445,881	369,908
Total Cypress stockholders' equity	663,231	704,436
Noncontrolling interest	(1,908)	(1,543)

Total equity	661,323	702,893

Total liabilities and equity	$1,107,204	$1,072,801

(a)	Cash, cash equivalents and short-term investments do not include $19 million and $24 million of auction rate securities which are classified as long-term investments in "Other assets" as of July 3, 2011 and January 2, 2011, respectively.
(b)	Net inventories include $5 million and $6 million of capitalized inventories related to stock compensation expense, as of July 3, 2011 and January 2, 2011, respectively.

CYPRESS SEMICONDUCTOR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

ON A GAAP BASIS

(In thousands, except per-share data)

(Unaudited)

	Three Months Ended
	July 3, 2011	April 3, 2011	July 4, 2010

Revenues	$254,978	$233,110	$223,024
Cost of revenues	115,958	104,334	98,078

Gross margin (a)	139,020	128,776	124,946
Operating expenses:
Research and development (a)	49,278	47,865	43,106
Selling, general and administrative (a)	58,482	58,652	54,147
Amortization of acquisition-related intangibles	731	698	722
Restructuring charges (credits)	3,798	734	(173)
Gain on Divestiture	—	(34,291)	—

Total operating expenses, net	112,289	73,658	97,802

Operating income (loss)	26,731	55,118	27,144
Interest and other income, net (a)	(341)	1,606	(1,165)

Income before income taxes	26,390	56,724	25,979
Income tax provision	(14,433)	1,350	6,337

Income, net of taxes	40,823	55,374	19,642
Noncontrolling interest, net of taxes	(181)	(184)	(183)

Net income	40,642	55,190	19,459
Less: net loss attributable to noncontrolling interest	181	184	183

Net income attributable to Cypress	$40,823	$55,374	$19,642

Net income per share attributable to Cypress:
Basic	$0.24	$0.32	$0.12
Diluted	$0.21	$0.28	$0.10
Shares used in net income (loss) per share calculation:
Basic	168,723	171,346	160,749
Diluted	192,276	199,943	190,342

(a) Includes the following credit (expense) related to Cypress's deferred compensation plan:

Gross margin	$2	$(204)	$294
Research and development	$(57)	$(509)	$648
Selling, general and administrative	$3	$(923)	$1,239
Interest and other income, net	$5	$1,474	$(2,177)

RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES (a)

(In thousands)

(Unaudited)

	Three Months Ended July 3, 2011
	CCD (b)	DCD (b)	MPD (b)	Core Semi (c)	Emerging Technologies (d)	Consolidated
GAAP gross margin	$72,574	$16,393	$47,002	$135,969	$3,051	$139,020
Stock-based compensation expense	3,450	691	2,297	6,438	276	6,714
Changes in value of deferred compensation plan (e)	(1)	—	(1)	(2)	—	(2)

Non-GAAP gross margin	$76,023	$17,084	$49,298	$142,405	$3,327	$145,732

	Three Months Ended April 3, 2011
	CCD (b)	DCD (b)	MPD (b)	Core Semi (c)	Emerging Technologies (d)	Consolidated
GAAP gross margin	$59,679	$17,376	$49,792	$126,847	$1,929	$128,776
Stock-based compensation expense	3,010	766	2,565	6,341	169	6,510
Changes in value of deferred compensation plan (e)	94	24	80	198	6	204
Impairment of assets	(29)	(7)	(25)	(61)	(2)	(63)

Non-GAAP gross margin	$62,754	$18,159	$52,412	$133,325	$2,102	$135,427

	Three Months Ended July 4, 2010
	CCD (b)	DCD (b)	MPD (b)	Core Semi (c)	Emerging Technologies (d)	Consolidated
GAAP gross margin	$43,289	$19,759	$60,845	$123,893	$1,053	$124,946
Stock-based compensation expense	2,480	954	3,649	7,083	171	7,254
Changes in value of deferred compensation plan (e)	(100)	(38)	(147)	(285)	(9)	(294)

Non-GAAP gross margin	$45,669	$20,675	$64,347	$130,691	$1,215	$131,906

(a)	Please refer to the accompanying "Notes to Non-GAAP Financial Measures" for a detailed discussion of management's use of non-GAAP financial measures.
(b)	CCD - Consumer and Computation Division; DCD - Data Communications Division; MPD - Memory Product Division.
(c)	“Core Semi” – Includes CCD, DCD and MPD divisions and excludes “Emerging Technologies.”
(d)	“Emerging Technologies” – Activities outside our core semiconductor businesses outlined in footnote (c). Includes wholly owned subsidiaries Cypress Envirosystems, AgigA Tech and other.
(e)	Consistent with current presentation, all prior periods have been recast to reflect changes in deferred compensation plan as a Non-GAAP adjustment.

CYPRESS SEMICONDUCTOR CORPORATION

RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES (a)

(In thousands, except per-share data)

(Unaudited)

	Three Months Ended
	July 3, 2011	April 3, 2011	July 4, 2010
GAAP research and development expenses	$49,278	$47,865	$43,106
Stock-based compensation expense	(6,941)	(5,473)	(6,060)
Acquisition-related expense	—	—	(1)
Changes in value of deferred compensation plan (b)	(57)	(509)	648

Non-GAAP research and development expenses	$42,280	$41,883	$37,693

GAAP selling, general and administrative expenses	$58,482	$58,652	$54,147
Stock-based compensation expense	(16,085)	(8,854)	(12,965)
Acquisition-related expense	—	—	(8)
Changes in value of deferred compensation plan (b)	3	(923)	1,239
Loss on sale of asset	(1,901)	—	—
Building donation	—	(4,125)	—
Impairment of assets	178	—	(366)

Non-GAAP selling, general and administrative expenses	$40,677	$44,750	$42,047

GAAP operating income	$26,731	$55,118	$27,144
Stock-based compensation expense	29,740	20,837	26,279
Gain on divestitures	—	(34,291)	—
Acquisition-related expense	731	698	730
Changes in value of deferred compensation plan (b)	52	1,636	(2,182)
Restructuring charges	3,798	734	(173)
Loss on sale of asset	1,901	—	—
Building donation	—	4,125	—
Impairment of assets and other	(178)	(62)	366

Non-GAAP operating income	$62,775	$48,795	$52,164

GAAP net income attributable to Cypress	$40,823	$55,374	$19,642
Stock-based compensation expense	29,740	20,837	26,279
Gain on divestiture	—	(34,291)	—
Acquisition-related expense	731	698	730
Changes in value of deferred compensation plan (b)	52	162	(5)
Restructuring charges	3,798	734	(173)
Investment-related gains/losses	(24)	71	336
Loss on sale of asset	1,901	—	—
Building donation	—	4,125	—
Impairment of assets and other	(178)	(62)	366
Tax effects	(13,850)	835	1,008

Non-GAAP net income attributable to Cypress	$62,993	$48,483	$48,183

GAAP net income per share attributable to Cypress - diluted	$0.21	$0.28	$0.10
Stock-based compensation expense	0.15	0.10	0.13
Gain on divestiture	—	(0.17)	—
Acquisition-related expense	—	0.01	—
Restructuring charges	0.02	—	—
Building donation	—	0.02	—
Loss on sale of asset	0.01	—	—
Tax effects	(0.07)	—	0.01

Non-GAAP net income per share attributable to Cypress - diluted	$0.32	$0.24	$0.24

(a)	Please refer to the accompanying "Notes to Non-GAAP Financial Measures" for a detailed discussion of management's use of non-GAAP financial measures.
(b)	Consistent with current presentation, all prior periods have been recast to reflect changes in deferred compensation plan as a Non-GAAP adjustment.

CYPRESS SEMICONDUCTOR CORPORATION

CONSOLIDATED DILUTED EPS CALCULATION

(In thousands, except per-share data)

(Unaudited)

	Three Months Ended
	July 3, 2011		April 3, 2011		July 4, 2010
	GAAP	Non-GAAP	GAAP	Non-GAAP	GAAP	Non-GAAP

Net income attributable to Cypress	$40,823	$62,993	$55,374	$48,483	$19,642	$48,183

Weighted-average common shares outstanding (basic)	168,723	168,723	171,346	171,346	160,749	160,749
Effect of dilutive securities:
Stock options, unvested restricted stock and other	23,553	27,571	28,597	33,650	29,593	37,015

Weighted-average common shares outstanding for diluted computation	192,276	196,294	199,943	204,996	190,342	197,764

Net income per share attributable to Cypress - basic	$0.24	$0.37	$0.32	$0.28	$0.12	$0.30
Net income per share attributable to Cypress - diluted	$0.21	$0.32	$0.28	$0.24	$0.10	$0.24

	July 3, 2011	April 3, 2011	July 4, 2010

Average stock price for the period ended	$20.71	$20.68	$11.70

Common stock outstanding at period end (in thousands)	171,241	171,232	159,873
Includes unvested restricted stock awards of approximately 1.0 million shares at April 3, 2011 and 1.9 million shares at January 2, 2011

CYPRESS SEMICONDUCTOR CORPORATION

SUPPLEMENTAL FINANCIAL DATA

(In thousands)

(Unaudited)

	Three Months Ended			Six Months Ended
	July 3, 2011	April 3, 2011	July 4, 2010	July 3, 2011	July 4, 2010
Selected Cash Flow Data (Preliminary):
Net cash provided by operating activities	$76,870	$35,343	$46,031	$112,213	$84,154
Net cash provided by (used in) investing activities	$46,624	$30,711	$(13,937)	$77,335	$(57,694)
Net cash provided by (used in) financing activities	$37,061	$(209,639)	$(60,339)	$(172,578)	$(81,222)

Other Supplemental Data (Preliminary):
Capital expenditures	$34,282	$19,309	$8,533	$53,591	$26,405
Depreciation	$13,493	$12,373	$11,947	$25,866	$23,408

Notes to Non-GAAP Financial Measures

To supplement its consolidated financial results presented in accordance with GAAP, Cypress uses non-GAAP financial measures which are adjusted from the most directly comparable GAAP financial measures to exclude certain items, as described in details below. Management believes that these non-GAAP financial measures reflect an additional and useful way of viewing aspects of Cypress’s operations that, when viewed in conjunction with Cypress’s GAAP results, provide a more comprehensive understanding of the various factors and trends affecting Cypress’s business and operations. Non-GAAP financial measures used by Cypress include:

•	Gross margin;

•	Research and development expenses;

•	Selling, general and administrative expenses;

•	Operating income (loss);

•	Net income (loss); and

•	Diluted net income (loss) per share.

Cypress uses each of these non-GAAP financial measures for internal managerial purposes, when providing its financial results and business outlook to the public, and to facilitate period-to-period comparisons. Management believes that these non-GAAP measures provide meaningful supplemental information regarding Cypress’s operational and financial performance of current and historical results. Management uses these non-GAAP measures for strategic and business decision making, internal budgeting, forecasting and resource allocation processes. In addition, these non-GAAP financial measures facilitate management’s internal comparisons to Cypress’s historical operating results and comparisons to competitors’ operating results.

Cypress believes that providing these non-GAAP financial measures, in addition to the GAAP financial results, are useful to investors because they allow investors to see Cypress’s results “through the eyes” of management as these non-GAAP financial measures reflect Cypress’s internal measurement processes. Management believes that these non-GAAP financial measures enable investors to better assess changes in each key element of Cypress’s operating results across different reporting periods on a consistent basis. Thus, management believes that each of these non-GAAP financial measures provides investors with another method for assessing Cypress’s operating results in a manner that is focused on the performance of its ongoing operations.

There are limitations in using non-GAAP financial measures because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. In addition, non-GAAP financial measures may be limited in value because they exclude certain items that may have a material impact upon Cypress’s reported financial results. Management compensates for these limitations by providing investors with reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP financial measures. The non-GAAP financial measures supplement, and should be viewed in conjunction with, GAAP financial measures. Investors should review the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the accompanying press release.

As presented in the “Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures” tables in the accompanying press release, each of the non-GAAP financial measures excludes one or more of the following items:

•	Stock-based compensation expense.

Stock-based compensation expense relates primarily to the equity awards such as stock options and restricted stock. Stock-based compensation is a non-cash expense that varies in amount from period to period and is dependent on market forces that are often beyond Cypress’s control. As a result, management excludes this item from Cypress’s internal operating forecasts and models. Management believes that non-GAAP measures adjusted for stock-based compensation provide investors with a basis to measure Cypress’s core performance against the performance of other companies without the variability created by stock-based compensation as a result of the variety of equity awards used by companies and the varying methodologies and subjective assumptions used in determining such non-cash expense.

•	Changes in value of Cypress’s key employee deferred compensation plan.

Cypress sponsors a voluntary deferred compensation plan which provides certain key employees with the option to defer the receipt of compensation in order to accumulate funds for retirement. The amounts are held in a trust and Cypress does not make contributions to the deferred compensation plan or guarantee returns on the investment. Changes in the value of the investments under the plan are excluded from the non-GAAP measures. Management believes that such non-cash item is not related to the ongoing core business and operating performance of Cypress, as the investment contributions are made by the employees themselves.

•	Restructuring charges.

Restructuring charges primarily relate to activities engaged by management to make changes related to its infrastructure in an effort to reduce costs. Restructuring charges are excluded from non-GAAP financial measures because they are not considered core operating activities and such costs have not historically occurred in each year. Although Cypress has engaged in various restructuring activities in the past, each has been a discrete event based on a unique set of business objectives. As such, management believes that it is appropriate to exclude restructuring charges from Cypress’s non-GAAP financial measures, as it enhances the ability of investors to compare Cypress’s period-over-period operating results from continuing operations.

•	Gains on divestitures.

Cypress recognizes gains resulting from the exiting of certain non-strategic businesses that no longer align with Cypress’s long-term operating plan. Cypress excludes these items from its non-GAAP financial measures primarily because it is not reflective of the ongoing operating performance of Cypress’s business and can distort the period-over-period comparison.

•	Building donation.

Cypress committed to donate an unused building to a charitable entity. Cypress excludes these items because the expense is not reflective of its ongoing operating results. Excluding this data allows investors to better compare Cypress’s period-over-period performance without such expense.

•	Acquisition-related expense.

Acquisition-related expense primarily includes: (1) amortization of intangibles, which include acquired intangibles such as purchased technology, patents and trademarks, and (2) earn-out compensation expense, which include compensation resulting from the achievement of milestones established in accordance with the terms of the acquisitions. In most cases, these acquisition-related charges are not factored into management’s evaluation of potential acquisitions or Cypress’s performance after completion of acquisitions, because they are not related to Cypress’s core operating performance. Adjustments of these items provide investors with a basis to compare Cypress against the performance of other companies without the variability caused by purchase accounting.

•	Investment-related gains/losses.

Investment-related gains/losses primarily include: (1) impairment loss related to Cypress’s investment when it determines the decline in fair value is other-than-temporary in nature, and (2) gains/losses related to the sales of its debt and equity investments. These items are excluded from non-GAAP financial measures because they are not related to the core operating activities and operating performance of Cypress, and in most cases, such transactions have not historically occurred in every quarter. As such, management believes that it is appropriate to exclude investment-related gains/losses from Cypress’s non-GAAP financial measures, as it enhances the ability of investors to compare Cypress’s period-over-period operating results.

•	Impairment of assets.

Cypress wrote down the book value of certain assets to its estimated fair value as management determined these assets will be donated, sold or will have no future benefit. Cypress excludes these items because the expense is not reflective of its ongoing operating results. Excluding this data allows investors to better compare Cypress’s period-over-period performance without such expense.

•	Gains and losses on sales of long-term assets.

Cypress recognizes gains resulting from the sale of certain long-term assets that no longer align with Cypress’s long-term operating plan. Cypress excludes these items from its non-GAAP financial measures primarily because it is not reflective of the ongoing operating performance of Cypress’s business and can distort the period-over-period comparison.

•	Tax effects.

Cypress adjusts for the income tax effect that resulted from the non-GAAP adjustments as described above. Additionally, Cypress also excludes the impact of items that are related to historical activities in nature and not reflective of the ongoing operating results of Cypress.